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As filed with the Securities and Exchange Commission on April 20, 2004

Registration Number 333-113257

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3
TO
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Alibris, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5960 (Primary Standard Industrial Classification Code Number)	94-3300447 (I.R.S. Employer Identification Number)

Alibris, Inc.
1250 45th Street, Suite 100
Emeryville, California 94608
(510) 594-4500
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Martin J. Manley
President and Chief Executive Officer
Alibris, Inc.
1250 45th Street, Suite 100
Emeryville, California 94608
(510) 594-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Samuel B. Angus, Esq.
Robert A. Freedman, Esq.
William L. Hughes, Esq.
Kathleen Kehoe Greeson, Esq.
Michael J. Hopp, Esq.
FENWICK & WEST LLP
275 Battery Street, 15th Floor
San Francisco, California 94111
(415) 875-2300	Larry W. Sonsini, Esq. Matthew W. Sonsini, Esq. Clay B. Simpson, Esq. WILSON SONSINI GOODRICH & ROSATI Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the NASDAQ National Market filing fee.

Securities and Exchange Commission registration fee	$3,168
NASD filing fee	3,000
NASDAQ National Market filing fee	100,000
Accounting fees and expenses	250,000
Legal fees and expenses	750,000
Road show expenses	100,000
Printing and engraving expenses	250,000
Blue sky fees and expenses	10,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous	23,832

Total	$1,500,000

ITEM 14. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

        As permitted by the Delaware General Corporation Law, the Registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to the Registrant or its stockholders,

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

  •
  under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases), or

  •
  for any transaction from which the director derived an improper personal benefit.

        As permitted by the Delaware General Corporation Law, the Registrant's bylaws provide that:

  •
  the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions,

  •
  the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law,

  •
  the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions, and

  •
  the rights conferred in the bylaws are not exclusive.

        We have entered into an indemnification agreement with Amal M. Johnson, a director of ours, and Weiss Peck & Greer Venture Partners (an affiliate fund of Lightspeed Venture Partners, one of our principal stockholders) while Ms. Johnson was associated with Lightspeed Venture Partners. We also entered into a substantially similar indemnification agreement with Paul H. Klingenstein, a director of ours, and Aberdare Ventures (one of our principal stockholders, of which Mr. Klingenstein is general partner). These indemnification agreements provide for indemnification of these directors and their affiliate funds for certain expenses (including attorney's fees), costs, damages, judgments, penalties and settlements arising out of such party's service as a director, officer, employee or agent, control person or fiduciary of ours or of any other company or enterprise to which such party is serving at our request (all subject to certain exemptions set forth in such agreements). The indemnification provided pursuant to the terms of these agreements will not apply to events occurring 90 days after the date that Ms. Johnson or any other person designated by or affiliated with Lightspeed Venture Partners no longer serves as a member of our Board of Directors. We have entered into agreements to indemnify our executive officers and other directors, in addition to the indemnification provided for in our certificate of incorporation and bylaws, subject to the relevant limitations imposed by Delaware law. Presently, there is no pending litigation or proceeding involving any of our directors, executive officers, or employees of the Registrant for which indemnification is sought. However, one former officer and director of the Registrant is involved in certain legal proceedings and, if this individual prevails, the Registrant may be subject to indemnification claims. Reference is also made to Section 9 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant's certificate of incorporation, bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

        The Registrant intends to obtain directors' and officers' liability insurance and a rider to such coverage for securities matters prior to the closing of this offering.

        See also the undertakings set out in response to Item 17.

        Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.01
Registrant's First Restated Certificate of Incorporation	3.02
Registrant's First Restated Bylaws	3.04
Registrant's Second Restated Certificate of Incorporation	3.05
Registrant's Second Restated Bylaws	3.06
Amended and Restated Investor Rights Agreement dated February 18, 2004	4.02
Form of Indemnity Agreement (Delaware) between Registrant and each of its directors and executive officers.	10.01
Form of Indemnity Agreement (California) between Alibris and each of its directors and executive officers (other than Ms. Johnson and Mr. Klingenstein).	10.02
Form of Indemnification Agreement (California) by Registrant and Amal M. Johnson and Registrant and Paul H. Klingenstein	10.03
Form of Indemnification (Delaware) Agreement between Registrant and Amal M. Johnson and Registrant and Paul H. Klingenstein	10.22

ITEM 15. Recent Sales of Unregistered Securities.

1.
Since January 1, 2001, we have granted stock options to purchase 569,068 shares of our common stock at exercise prices ranging from $0.66 to $18.00 per share to our employees, consultants,

  directors, and other service providers under our 2000 equity incentive plan. Since January 1, 2001, we have issued and sold an aggregate of 463,752 shares of our common stock to employees, consultants, directors, and other service providers at prices ranging from $0.66 to $18.00 per share under direct issuances or pursuant to exercises of options granted under our 2000 equity incentive plan. All shares purchased under our 2000 equity incentive plan are subject to our right to repurchase such shares at their original exercise price. The repurchase feature generally expires for 25% of the shares after the first year of service and then expires ratably over the next 36 months All sales of common stock made pursuant to the exercise of stock options were made in reliance on Section 4(2) of the Securities Act and/or on Rule 701 or Rule 506 promulgated under the Securities Act and were made without general solicitation or advertising. Aggregate sales made in reliance on Rule 701 did not exceed 15% of our outstanding securities.

2.
In March 2001, we issued a warrant to purchase 27,855 shares of our common stock to barnesandnoble.com llc in connection with a commercial transaction for an aggregate exercise price of approximately $1,194,980. This sale was made in reliance on Section 4(2) of the Securities Act and were made without general solicitation or advertising. The purchaser is an accredited investor and had access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment.

3.
In July 2001 and September 2001, we issued and sold an aggregate of 775,543 shares of our Series E preferred stock to private investors for an aggregate purchase price of approximately $5,320,000 in cash. These shares of Series E preferred stock are convertible into 775,543 shares of common stock. These sales were made in reliance on Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act and were made without general solicitation or advertising. The investors were either accredited or sophisticated investors and had access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment.

4.
In January 2001, we issued 68,406 shares of our common stock to certain stockholders of classicforum.com limited in exchange for the assets of that company for an aggregate purchase price of $1,381,356. These sales were made in reliance on Regulation S promulgated under the Securities Act. The investors represented to us that they were not U.S. persons and would not offer the shares during the applicable restricted period.

5.
In February 2004, we issued and sold an aggregate of 611,746 shares of our Series F preferred stock to private investors for an aggregate purchase price of $4,800,000 in cash. These shares of Series F preferred stock are convertible into 611,746 shares of common stock. These sales were made in reliance on Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act and were made without general solicitation or advertising. The investors were either accredited or sophisticated investors and had access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment.

ITEM 16. Exhibits and Financial Statement Schedules.

  (a)
  The following exhibits are filed herewith:

Number	Exhibit Title
1.01**	Form of Underwriting Agreement.
2.01**	Form of Agreement and Plan of Merger.
3.01**	Registrant's Amended and Restated Articles of Incorporation.
3.02**	Registrant's First Restated Certificate of Incorporation (to be filed upon the Registrant's reincorporation in Delaware).
3.03**	Registrant's Amended and Restated Bylaws.

3.04**	Registrant's First Restated Bylaws (to be adopted upon Registrant's reincorporation in Delaware).
3.05**	Registrant's Second Restated Certificate of Incorporation (to be filed upon the closing of this offering).
3.06**	Registrant's Second Restated Bylaws (to be adopted upon the closing of this offering).
4.01*	Form of Specimen Certificate for Registrant's common stock.
4.02**	Amended and Restated Investor Rights Agreement, dated February 18, 2004.
5.01*	Opinion of Fenwick & West LLP regarding legality of the securities being registered.
10.01**	Form of Indemnity Agreement (Delaware) between Registrant and each of its directors and executive officers.
10.02**	Form of Indemnity Agreement (California) between Alibris and each of its directors and executive officers (other than Ms. Johnson and Mr. Klingenstein).
10.03**	Form of Indemnification Agreement (California) between Registrant and Amal M. Johnson and Registrant and Paul H. Klingenstein.
10.04†**	1998 Stock Option Plan and forms of stock option agreement and stock option exercise agreement.
10.05†**	2000 Equity Incentive Plan and forms of stock option agreement and stock option exercise agreement.
10.06†**	2004 Equity Incentive Plan and forms of stock option agreement and stock option exercise agreements.
10.07†**	2004 Employee Stock Purchase Plan and form of subscription agreement.
10.08†**	Executive Employment Agreement dated April 1, 1998 between the Registrant and Martin J. Manley.
10.09†**	Form of Officer Severance Agreements.
10.10†**	Promissory Note between the Registrant and Martin J. Manley, dated as of September 29, 1999 and Stock Pledge Agreement dated as of September 29, 1999.
10.11†**	Promissory Note between the Registrant and Brian P. Elliott, dated as of September 29, 1999 and Stock Pledge Agreement dated as of September 29, 1999.
10.12†**	Secured Full Recourse Promissory Note between the Registrant and Steven G. Gillan, dated as of January 28, 2000, and Stock Pledge Agreement dated as of January 28, 2000.
10.13†**	Promissory Note between the Registrant and Mark Nason, dated as of June 29, 1999 and Secured Full Recourse Promissory Notes dated as of March 11, 2002 and Stock Pledge Agreements dated as of June 29, 1999 and March 11, 2002.
10.14†**	Promissory Note between the Registrant and Peggy DeLeon, dated as of September 29, 1999 and Stock Pledge Agreement dated as of September 29, 1999.
10.15**	Industrial Real Estate Lease between the Registrant and Emeryville Business Centre dated as of June 2, 1998, as amended.
10.16**	Service Agreement between Registrant and ODC Integrated Logistics.
10.17**	Loan and Security Agreement, as amended between the Registrant and Silicon Valley Bank dated as of June 30, 2003, as amended July 18, 2003 and February 20, 2004.
10.18**	Intellectual Property Security Agreement between the Registrant and Silicon Valley Bank dated as of June 30, 2003.
10.19**	Agreements between the Registrant and Amazon.com and its related entities.
10.20**	Amazon Web Services Agreement between the Registrant and Amazon.com, Inc.
10.21††	Dealer Direct Program Agreement between the Registrant and Barnes & Noble Bookquest LLC dated as of March 5, 2003.
10.22**	Form of Indemnification Agreement (Delaware) between Registrant and Amal M. Johnson and Registrant and Paul H. Klingenstein.
16.01**	Letter regarding Change in Certifying Accountants.
21.01**	Subsidiary of the Registrant.
23.01*	Consent of Fenwick & West LLP (included in Exhibit 5.01).
23.02**	Consent of Rowbotham & Company LLP, independent accountants.

24.01**	Power of Attorney.
24.02**	Power of Attorney of Katrina Heron.
24.03**	Power of Attorney of Craig Gentner.

*
To be filed by amendment.

**
Previously filed.

†
Management contract, compensatory plan or arrangement.

††
Confidential treatment has been requested with regard to certain portions of this document. Such portions were filed separately with the Securities and Exchange Commission.

        Other financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. Undertakings.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on this 20th day of April, 2004.

ALIBRIS, INC.
By:	/s/ MARTIN J. MANLEY Martin J. Manley President, Chief Executive Officer, Secretary and Director

        Pursuant to the requirements of the Securities Act, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

Principal Executive Officer:
/s/ MARTIN J. MANLEY Martin J. Manley	President, Chief Executive Officer, Secretary and Director	April 20, 2004
Principal Financial Officer and Principal Accounting Officer:
/s/ STEVEN G. GILLAN Steven G. Gillan	Chief Financial Officer	April 20, 2004
Additional Directors:
* CRAIG M. GENTNER Craig M. Gentner	Director	April 20, 2004
* KATRINA HERON Katrina Heron	Director	April 20, 2004
* AMAL M. JOHNSON Amal M. Johnson	Director	April 20, 2004
* MICHAEL A. KELLER Michael A. Keller	Director	April 20, 2004
* PAUL H. KLINGENSTEIN Paul H. Klingenstein	Director and Chairman of the Board	April 20, 2004
* ROBERT B. KAPLAN Robert B. Kaplan	Director	April 20, 2004
*By:	/s/ MARTIN J. MANLEY Martin J. Manley Attorney-in-fact

EXHIBIT INDEX

Number	Exhibit Title
1.01**	Form of Underwriting Agreement.
2.01**	Form of Agreement and Plan of Merger.
3.01**	Registrant's Amended and Restated Articles of Incorporation.
3.02**	Registrant's First Restated Certificate of Incorporation (to be filed upon the Registrant's reincorporation in Delaware).
3.03**	Registrant's Amended and Restated Bylaws.
3.04**	Registrant's First Restated Bylaws (to be adopted upon Registrant's reincorporation in Delaware).
3.05**	Registrant's Second Restated Certificate of Incorporation (to be filed upon the closing of this offering).
3.06**	Registrant's Second Restated Bylaws (to be adopted upon the closing of this offering).
4.01*	Form of Specimen Certificate for Registrant's common stock.
4.02**	Amended and Restated Investor Rights Agreement, dated February 18, 2004.
5.01*	Opinion of Fenwick & West LLP regarding legality of the securities being registered.
10.01**	Form of Indemnity Agreement (Delaware) between Registrant and each of its directors and executive officers.
10.02**	Form of Indemnity Agreement (California) between Alibris and each of its directors and executive officers (other than Ms. Johnson and Mr. Klingenstein).
10.03**	Form of Indemnification Agreement (California) between Registrant and Amal M. Johnson and Registrant and Paul H. Klingenstein.
10.04†**	1998 Stock Option Plan and forms of stock option agreement and stock option exercise agreement.
10.05†**	2000 Equity Incentive Plan and forms of stock option agreement and stock option exercise agreement.
10.06†**	2004 Equity Incentive Plan and forms of stock option agreement and stock option exercise agreements.
10.07†**	2004 Employee Stock Purchase Plan and form of subscription agreement.
10.08†**	Executive Employment Agreement dated April 1, 1998 between the Registrant and Martin J. Manley.
10.09†**	Form of Officer Severance Agreements.
10.10†**	Promissory Note between the Registrant and Martin J. Manley, dated as of September 29, 1999 and Stock Pledge Agreement dated as of September 29, 1999.
10.11†**	Promissory Note between the Registrant and Brian P. Elliott, dated as of September 29, 1999 and Stock Pledge Agreement dated as of September 29, 1999.
10.12†**	Secured Full Recourse Promissory Note between the Registrant and Steven G. Gillan, dated as of January 28, 2000, and Stock Pledge Agreement dated as of January 28, 2000.
10.13†**	Promissory Note between the Registrant and Mark Nason, dated as of June 29, 1999 and Secured Full Recourse Promissory Notes dated as of March 11, 2002 and Stock Pledge Agreements dated as of June 29, 1999 and March 11, 2002.
10.14†**	Promissory Note between the Registrant and Peggy DeLeon, dated as of September 29, 1999 and Stock Pledge Agreement dated as of September 29, 1999.
10.15**	Industrial Real Estate Lease between the Registrant and Emeryville Business Centre dated as of June 2, 1998, as amended.
10.16**	Service Agreement between Registrant and ODC Integrated Logistics.
10.17**	Loan and Security Agreement, as amended between the Registrant and Silicon Valley Bank dated as of June 30, 2003, as amended July 18, 2003 and February 20, 2004.
10.18**	Intellectual Property Security Agreement between the Registrant and Silicon Valley Bank dated as of June 30, 2003.

10.19**	Agreements between the Registrant and Amazon.com and its related entities.
10.20**	Amazon Web Services Agreement between the Registrant and Amazon.com, Inc.
10.21††	Dealer Direct Program Agreement between the Registrant and Barnes & Noble Bookquest LLC dated as of March 5, 2003.
10.22**	Form of Indemnification Agreement (Delaware) between Registrant and Amal M. Johnson and Registrant and Paul H. Klingenstein.
16.01**	Letter regarding Change in Certifying Accountants.
21.01**	Subsidiary of the Registrant.
23.01*	Consent of Fenwick & West LLP (included in Exhibit 5.01).
23.02**	Consent of Rowbotham & Company LLP, independent accountants.
24.01**	Power of Attorney.
24.02**	Power of Attorney of Katrina Heron.
24.03**	Power of Attorney of Craig Gentner.

*
To be filed by amendment.

**
Previously filed.

†
Management contract, compensatory plan or arrangement.

††
Confidential treatment has been requested with regard to certain portions of this document. Such portions were filed separately with the Securities and Exchange Commission.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. Other Expenses of Issuance and Distribution.
  ITEM 14. Indemnification of Directors and Officers.
  ITEM 15. Recent Sales of Unregistered Securities.
  ITEM 16. Exhibits and Financial Statement Schedules.
  ITEM 17. Undertakings.
SIGNATURES
EXHIBIT INDEX